Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the SkyWest, Inc. 2006 Employee Stock Purchase Plan of our reports dated March 9, 2005, with respect to the consolidated financial statements and schedule of SkyWest, Inc., SkyWest, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SkyWest, Inc.  included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

December 30, 2005

Salt Lake City, Utah